EXHIBIT 21.1
LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction
Cal Dive Offshore Contractors, Inc.	Delaware
Affiliated Marine Contractors, Inc.	Delaware
Cal Dive HR Services LLC	Delaware
CDI Vessel Holdings LLC	Delaware
Fleet Pipeline Services, Inc.	Delaware
Gulf Offshore Construction, Inc.	Delaware
ECH Offshore S de RL de CV	Mexico
HOC Offshore S de RL de CV	Mexico
Horizon C-Bay-Costa Afuera S de RL de CV	Mexico
Tiburon Ingenieria y Construccion, S de RL de CV	Mexico
Mojarra Costa Afuera S de RL de CV	Mexico
Horizon Marine Construction, Ltd.	Cayman
Cal Dive Offshore International, Ltd.	Cayman
Cal Dive Offshore Services, Ltd.	Cayman
Marine Leasing (Labuan) Pte, Ltd.	Labuan
Cal Dive Offshore Contractors, Ltd.	Cayman
Cal Dive Vessels International, Ltd.	Cayman
Cal Dive Offshore Contractors (Mauritius), Ltd.	Mauritius
Cal Dive Marine Construction (Mauritius) Ltd	Mauritius
Cal Dive Marine Contractors (Malaysia) Sdn. Bhd.	Malaysia
PT Cal Dive Offshore Indonesia	Indonesia
Cal Dive International Pte. Limited	Singapore
Cal Dive International (Australia) Pty Limited	Australia
Horizon Offshore Nigeria, Ltd.	Nigeria
Horizon Offshore Pte. Ltd	Singapore